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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                              ____________________
                                 SCHEDULE 13E-3
                        Rule 13e-3 Transaction Statement
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

                               [AMENDMENT NO. 2]
                               _________________

                                OHM CORPORATION
                                (Name of Issuer)
                      INTERNATIONAL TECHNOLOGY CORPORATION
                                 IT-OHIO, INC.
                      (Name of Person(s) Filing Statement)

                    Common Stock, Par Value $0.10 Per Share
                         (TITLE OF CLASS OF SECURITIES)

                                  670839 10 9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ANTHONY J. DELUCA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      INTERNATIONAL TECHNOLOGY CORPORATION
                             2790 MOSSIDE BOULEVARD
                     MONROEVILLE, PENNSYLVANIA  15146-2792
                                 (412) 372-7701
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
          COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)
                              ____________________

                                    Copy to:
                             PETER F. ZIEGLER, ESQ.
                             KAREN E. BERTERO, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                      LOS ANGELES, CALIFORNIA  90071-3197
                                 (213) 229-7000
a. [_]  This statement is filed in connection with (check the appropriate box):
        The filing of solicitation materials or an information statement subject to Regulation 14A [17 CFR 240.14a-1 to 240.14b-1], Regulation 14C [17 CFR 240.14c-1 to 240.14c-101] or Rule 13e-3(c) [(S) 240.13e-3(c)] under the Securities Exchange Act of 1934. [Amended in Release No. 34-23789 ((P) 84,044), effective January 20, 1987, 51 F. R. 42048.]
b. [X]  The filing of a registration statement under the Securities Act of 1933.
c. [_]  A tender offer.
d. [_]  None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [_]
                              ____________________

                           CALCULATION OF FILING FEE

===================================================================================================================================

                         Transaction Valuation*                                                 Amount of Filing Fee
                            $142,423,935.00                                                          $42,015.06
===================================================================================================================================
*   Determined pursuant to Rule 0-11(b)(2) of the Securities Exchange Act of 1934.
[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
Amount Previously Paid:      $42,015.06                             Filing Party:               International Technology Corporation

Form or Registration No.:    Registration Statement on Form S-4     Date Filed:                 February 12, 1998
                             (Reg. No. 333-46183)
====================================================================================================================================

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                                  INTRODUCTION

     This Amendment No. 2 (this "Amendment") filed by International Technology
Corporation, a Delaware corporation ("ITC"), and IT-Ohio, Inc., an Ohio corporation ("Merger Sub"), amends and supplements the Rule 13e-3 Transaction
Statement on Schedule 13E-3 (the "Schedule 13E-3") filed by ITC in relation to the acquisition of OHM Corporation, an Ohio corporation ("OHM"), by ITC.


     This Amendment is being filed in part to add Merger Sub as a person filing this Schedule Rule 13E-3 in addition to ITC. Also, this Amendment is being filed to amend any and all cross-references made in the Schedule 13E-3 to the section of the Registration Statement on Form S-4 (Registration No. 333-46183) (the
"Registration Statement") filed by ITC entitled "SPECIAL FACTORS--Certain
Federal Income Tax Consequences" to hereinafter refer to the section therein entitled "SPECIAL FACTORS--Material Federal Income Tax Consequences."

ITEM 14.  FINANCIAL INFORMATION.

          The response to Item 14 is hereby amended and supplemented as follows:

          (a)(3) and (4) Reference is hereby made to the information set forth in the section of the Registration Statement entitled "SUMMARY--
          Selected Historical Financial Data," which is incorporated herein by reference.

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              INTERNATIONAL TECHNOLOGY CORPORATION

                              By: /s/ Anthony J. DeLuca
                                  _____________________________________
                                  Anthony J. DeLuca
                                  President and Chief Executive Officer


                              IT-OHIO, INC.

                              By: /s/ Anthony J. DeLuca
                                  _____________________________________
                                  Anthony J. DeLuca
                                  President and Chief Executive Officer



Dated:  April 28, 1998

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                * There are no exhibits to this Amendment No. 2